The Board of Directors

Phineus Master Fund, Ltd.

c/o Maples and Calder

P.O. Box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

The General Partner

251 Post Street, Suite 500

San Francisco

California 94108

Calamos Investment Trust

2020 Calamos Court

Naperville, IL 60563

Re: Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Securities Act File No. 33-19228 and Investment Company Act File No. 811-05443) on Form N-1A of Calamos Investment Trust of our audit report dated March 31, 2015, with respect to the statement of assets and liabilities and the condensed schedule of investments of Phineus Master Fund, Ltd. as of December 31, 2014, and the related statements of operations and changes in net assets for the year then ended, included herein.

/s/ KPMG

Cayman Islands

March 31, 2016